ROYALTY A G R E E M E N T

THIS AGREEMENT executed August ____, 2007 (the “Effective Date”) by and between BIOMETRX, INC., a Delaware corporation with its principal place of business located at 500 North Broadway, Suite 204, Jericho, NY 11753 (hereinafter referred to as “bioMETRX”), and Jane Petri and Joseph Panico with a mailing address located at __________________ (hereinafter, Jane Petri and Joseph Panico shall be referred to, jointly, as “Petri and Panico”). bioMETRX and Petri and Panico are hereinafter sometimes referred to as the “parties”.

WITNESSETH

WHEREAS, bioMETRX is and/or will become the sole owner of all intellectual property rights in Patent # 7,043,060 (the “Patent”) relating to a biometric padlock of the type disclosed and/or illustrated by the Patent (collectively, the “Intellectual Property”);

WHEREAS, Petri and Panico have been instrumental in assisting bioMETRX in its acquisition of the Patent; and

WHEREAS, and for other good and valuable consideration, including the making of new loans, and extending existing various loans to bioMETRX, the receipt of which are hereby acknowledged by bioMETRX; and

WHEREAS, bioMETRX desires to compensate Petri and Panico as defined and set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TERM OF THE AGREEMENT

Subject to the parties’ limited rights to terminate, as defined hereinbelow, this Agreement shall take effect upon the Effective Date first set forth herein above, and, unless earlier terminated pursuant to the terms of this Agreement, shall continue in effect until the later of (a) August 31, 2017 or (b) the expiration date of the Patent (the “Term”).

2. RENUMERATION

A. In consideration for and as an inducement for Panico and Petri to enter into the Loan(s) and loan extensions, bioMETRX agrees to pay to Panico and Petri an amount equal to $0.13 per unit (the “Payment Amount”) for each Product (as defined below) sold, leased or licensed during the Term of this Agreement by bioMETRX, or its subsidiary, affiliate, sublicensee, contractor or other agent. For purposes of this Agreement, “Product” means a product of the type disclosed and/or illustrated by the Patent, and/or designed, developed, manufactured or made utilizing the Patent

B. The Payment Amount in this Article for the all Products sold, leased or licensed during a Calendar Quarter (as defined below) shall be payable to Panico and Petri within thirty (30) days after the last day of the Calendar Quarter in which such Products were sold, leased and/or licensed. For purposes of this Agreement, “Calendar Quarter” shall mean the period beginning on the Effective Date and ending on September 2007, and each subsequent three (3) month period (or portion thereof) while this Agreement is in effect.

C. All payments by bioMETRX under this Agreement shall be free and clear of any deductions for taxes, assessments or other charges.

3. RELATIONSHIP

bioMETRX and Panico and Petri are separate and individual entities/persons. . This Agreement does not convey, transfer, assign or hypothecate any right, title or interest to Patent # 7,043,060 to Panico or Petri and bioMETRX is, and is the sole owner of any such rights. This Agreement does not convey any authority or power upon either to make any agreement or commitment in the name of or on behalf of the other, or for either party to incur any indebtedness whatsoever for the account of the other. This Agreement is not intended, and shall not be deemed, to make the parties partners or joint venturers, and neither party, nor their respective agents and employees, shall under any circumstances be deemed the agent or representative of the other.

4. ROYALTY & SALES RECORDS

A. bioMETRX shall keep accurate and regular accounts and records currently maintained to record full entries and particulars covered by this Agreement and particulars of all such sale, leases and license of Products, in all events sufficient to allow calculation of the amounts to be paid by bioMETRX to Panico and Petri pursuant to this Agreement for each Calendar Quarter. With each bioMETRX payment hereunder, a report shall be submitted by bioMETRX to Panico and Petri regarding the number of Products sold, leased or licensed during, and the calculation of the applicable amounts to be paid to Panico and Petri for, the applicable Calendar Quarter or portion thereof, and from the Effective Date of this Agreement. The required report shall set forth the following: (l) The period for which the report is made; (2) Identification and number of items of Products sold, leased or licensed; and (3) Amount of related payments due to Panico and Petri for such Products.

B. bioMETRX further gives Panico and Petri the right, at their own expense (except as otherwise provided in this Agreement), and/or with a duly authorized agent or auditor of Petri and Panico who has executed an appropriate nondisclosure agreement, upon reasonable prior notice, to examine such books and records of bioMETRX limited to the sale, lease or licensing of the product(s) covered by the Patent, but not more often than twice in any calendar year, for the purpose of verifying the reports submitted pursuant to this Agreement.

C. In the event such examination of bioMETRX’ books and records discloses a deficiency in the amount of Royalties paid to Panico and Petri, and if such deficiency is greater than five percent (5%), in such event bioMETRX shall pay to Panico and Petri the reasonable costs and expenses of such examination plus interest on the deficiency from the time due until paid of twelve percent (12%) simple interest per annum.

5. INDUCEMENT FOR LOANS

A. This Agreement has been entered by the parties as an inducement to Panico and Petri to make new Loans and extend existing loans.

B. bioMETRX acknowledges and agrees that Panico and Petri would not have agreed to make the Loans unless bioMETRX entered into this Agreement.

6. TERMINATION EFFECTS

A. Termination of this Agreement for any reason shall not relieve either party of its liabilities accruing up to the time of termination and shall not prejudice the right of either party to recover any and all sums then due it hereunder or in respect of any breach.

B. Termination of this Agreement shall not affect the right of Panico and Petri to make a final audit of the books and records of bioMETRX, in accordance with the provisions of this Agreement, provided that such audit is made by Panico and Petri within twelve (12) months of such termination.

7. BANKRUPTCY

In the event bioMETRX shall make an assignment to or for the benefit of creditors, or if a liquidation or receiver of the affairs of bioMETRX is appointed, Panico and Petri, at their option, may upon sixty (60) days notice thereafter terminate this Agreement. The parties have considered the possibility and possible consequences of the terms of this Article and the possible loss and damages incident to them in the event of expiration or termination.

8. NOTICES AND REPORTS

All notices and reports, wherever required in this Agreement, shall be in writing. Such notices and reports shall be deemed to have been sufficiently given if one copy is sent by a party via registered mail to the other party at the respective address for such other party set forth in the first paragraph of this Agreement. The date of mailing shall be deemed to be the date on which notice has been given. Any party hereto may give written notice of a change of address pursuant to this Article and, after such notice of such change has been received, any notice thereafter shall be given to such party at such changed address.

9. CONSTRUCTION & VENUE

This Agreement shall be deemed to be a New York contract subject to interpretation in accordance with the laws of the State of New York without giving effect to principles of conflict of laws. This Agreement shall be deemed drafted and prepared by both parties and their respective attorneys, and no adverse interpretation or inference shall be drawn against either party as the drafter or preparer of this Agreement or any provision herein.

10. BENEFIT; ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties.

11. ENTIRE AGREEMENT

This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior and collateral understandings and agreements between them relating to the specific subject matter hereof. There are no terms, obligations, covenants, representations, statements or conditions other than those contained herein. No variation or modification of this Agreement, or waiver of any of the terms or provisions hereof, shall be deemed valid unless in writing and signed by each party having a material interest in such variation, modification or waiver.

12. SEVERABILITY

If any provision of this Agreement is for any reason declared to be invalid, the validity of the remaining provisions shall not be affected thereby.

13. SECTION AND OTHER HEADINGS

The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date and year first written above.

BIOMETRX, INC.

By

JOSEPH PANICO	JANE PETRI
By	By